                           SNACK ASSETS PURCHASE AGREEMENT

                                        DATED

                                  NOVEMBER 18, 1995

                                       BETWEEN

                              KELLY FOOD PRODUCTS, INC.

                                         AND

                                   KEEBLER COMPANY

                                  TABLE OF CONTENTS


                                      ARTICLE I

                   PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1      Purchase of Assets  . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2      Assumption of Obligations   . . . . . . . . . . . . . . . . . . . . 2
1.3      Asset Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . 2
1.4      Inventory Adjustment  . . . . . . . . . . . . . . . . . . . . . . . 2

                                      ARTICLE II

                                     THE CLOSING

2.1      Time and Place of Closing   . . . . . . . . . . . . . . . . . . . . 3
2.2      The Seller's Actions at Closing   . . . . . . . . . . . . . . . . . 3
2.3      The Buyer's Actions at Closing  . . . . . . . . . . . . . . . . . . 6

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

3.1      The Seller's Representations and Warranties   . . . . . . . . . . . 6
3.2      The Buyer's Representations and Warranties  . . . . . . . . . . . .12
3.3      Remedy for Breaches of Representations and Warranties . . . . . . .14

                                      ARTICLE IV

                             ACTIONS PRIOR TO THE CLOSING

4.1      Activities Until Closing Date . . . . . . . . . . . . . . . . . . .14
4.2      The Seller's Efforts to Fulfill Conditions  . . . . . . . . . . . .16
4.3      The Buyer's Efforts to Fulfill Conditions . . . . . . . . . . . . .16
4.4      Insurance Proceeds  . . . . . . . . . . . . . . . . . . . . . . . .16

                                      ARTICLE V

                           CONDITIONS PRECEDENT TO CLOSING

5.1      Conditions to the Buyer's Obligations . . . . . . . . . . . . . . .16
5.2      Conditions to the Seller's Obligations  . . . . . . . . . . . . . .19

                                      ARTICLE VI

                                      EMPLOYEES

6.1      Offer of Employment to the Seller's Employees . . . . . . . . . . .20
6.2      Retirement Benefits . . . . . . . . . . . . . . . . . . . . . . . .20
6.3      Change of Control Policies  . . . . . . . . . . . . . . . . . . . .20

                                     ARTICLE VII

                                     TERMINATION

7.1    Right to Terminate  . . . . . . . . . . . . . . . . . . . . . . . . .21
7.2    Effect of Termination . . . . . . . . . . . . . . . . . . . . . . .  21

                                     ARTICLE VIII

                                   INDEMNIFICATION

8.1    Indemnification Against Loss Due to Inaccuracies in
         the Seller's Representations and Warranties . . . . . . . . . . . .22
8.2    Indemnification Against Loss Due to Inaccuracies in
         the Buyer's Representations and Warranties  . . . . . . . . . . . .23
8.3    Limit on Claims Regarding Representations and Warranties  . . . . . .23
8.4    Remediation of Environmental Violations Involving Purchased Assets  .25
8.5    The Seller's Indemnification Against Product Liability Claims . . . .27
8.6    Seller's Indemnification for Liabilities not Assumed  . . . . . . . .27
8.7    Computation of Loss . . . . . . . . . . . . . . . . . . . . . . . . .28

                                      ARTICLE IX

                               EFFECT OF REORGANIZATION
9.1    Changes of Ownership. . . . . . . . . . . . . . . . . . . . . . . . .29

                                      ARTICLE X

                                  ABSENCE OF BROKERS

10.1   Representations and Warranties Regarding Brokers and Others . . . . .30

                                      ARTICLE XI

                                       GENERAL

11.1   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
11.2   Installation of Equipment . . . . . . . . . . . . . . . . . . . . . .31
11.3   Rights Outside the United States  . . . . . . . . . . . . . . . . . .31
11.4   Efforts to Obtain Consents  . . . . . . . . . . . . . . . . . . . . .32
11.5   Waiver of Bulk Transfer Law Compliance  . . . . . . . . . . . . . . .32
11.6   Access to Properties, Books and Records . . . . . . . . . . . . . . .33
11.7   Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . .34
11.8   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .35
11.9   Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
11.10  Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35

11.11  Notices and Other Communications  . . . . . . . . . . . . . . . . . .36
11.12  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
11.13  Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
11.14  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .38


                                       EXHIBITS


Exhibit 1.1(1)     -    The Bluffton Facility
Exhibit 1.1(2)     -    Transferred Trademarks
Exhibit 1.1(3)     -    Personal Property and Other Assets
Exhibit 1.2(1)     -    Assumed Obligations
Exhibit 1.2(2)     -    Excluded Obligations
Exhibit 2.2-C      -    Assignment and Assumption Agreement
Exhibit 2.2-D      -    UBI Assumption Agreement
Exhibit 2.3-C      -    Excluded Territory
Exhibit 3.1-C      -    Consents
Exhibit 3.1-J      -    Real Property; Real Property Liens
Exhibit 3.1-K      -    Other Liens
Exhibit 3.1-L      -    Certain Contracts and Contract Matters
Exhibit 3.1-M      -    Litigation
Exhibit 3.1-N      -    Patents
Exhibit 3.1-O      -    Taxes
Exhibit 3.1-Q      -    Environmental Liabilities
Exhibit 6.1        -    Employees
Exhibit 11.2       -    Equipment to be Installed at the Bluffton
                          Facility

                           SNACK ASSETS PURCHASE AGREEMENT


         This is an Agreement dated November 18, 1995 between KELLY FOOD PRODUCTS, INC. (the "Buyer"), an Illinois corporation, and KEEBLER COMPANY (the "Seller"), a Delaware corporation, relating to the purchase by the Buyer of specified assets from, and the assumption by the Buyer of specified obligations and liabilities of, the Seller, which Agreement is as follows:

                                       ARTICLE I

                   PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

                1.1 PURCHASE OF ASSETS. At the Closing described in Paragraph 2.1, the Seller will sell to the Buyer, and the Buyer will purchase from the Seller, (i) the facility in Bluffton, Indiana (the "Bluffton Facility") described on Exhibit 1.1(1), (ii) the trademarks, tradenames, service marks and logos (the "Transferred Trademarks") listed on Exhibit 1.1(2), (iii) inventory of raw materials, finished salty snack products manufactured by Keebler and packaging materials for salty snack products, in each case in categories reasonably acceptable to Buyer, with a total cost to Keebler of $3,000,000, or Keebler's entire inventory of those items at the Bluffton Facility, in warehouses located in the Territory (as that term is defined in Paragraph 2.3(C)) or otherwise located in the Territory if Keebler's cost of its entire inventory of those items at the Bluffton Facility, in warehouses located in the Territory or otherwise located in the Territory is less than $3,000,000, (the "Transferred Inventory") and (iv) the personal property and other assets which are listed on Exhibit

1.1(3) (the assets listed on Exhibits 1.1(1), 1.1(2) and 1.1(3) and the Transferred Inventory being the "Purchased Assets").

         1.2 ASSUMPTION OF OBLIGATIONS. At the Closing, the Buyer will assume the obligations and liabilities of the Seller listed on Exhibit 1.2(1) or otherwise described on Exhibit 1.2(1), except obligations, if any, which (i) arise from or relate to any breach of a contract under which an obligation arises, which occurred or occurs prior to the Closing Date, (ii) are unlawful,
(iii) are the subject of litigation which is pending at the Closing Date (to the extent of the matters in dispute in the litigation) or (iv) with regard to obligations under written agreements, are not reasonably determinable from the agreements (the "Assumed Obligations"). The Buyer will not assume any obligations or liabilities of the Seller other than the obligations and liabilities listed or otherwise described on Exhibit 1.2(1) (the obligations and liabilities of the Seller which are not listed or otherwise described on Exhibit 1.2(1) being the "Excluded Obligations"). The Excluded Obligations include, but are not limited to, the obligations and liabilities listed on Exhibit 1.2(2).

         1.3 ASSET PURCHASE PRICE. The purchase price to be paid by the Buyer for the Purchased Assets will be (a) $8,000,000, adjusted as provided in Paragraph 1.4 (the "Cash Asset Purchase Price"), plus (b) assumption by the Buyer of the Assumed Obligations.

         1.4 INVENTORY ADJUSTMENT. If the total cost to Keebler at the Closing Date of the Tranferred Inventory is less than

$3,000,000, within 5 days after the cost of that entire inventory is determined, the Seller will refund to the Buyer a portion of the Cash Asset Purchase Price equal to the amount by which the cost to Keebler of the Transferred Inventory is less than $3,000,000. For the purpose of determining the Transferred Inventory and its cost, the Buyer and Seller will jointly conduct a physical inventory count of the Transferred Inventory on or as soon as practicable after the Closing Date.



                                      ARTICLE II

                                     THE CLOSING

         2.1 TIME AND PLACE OF CLOSING. The Closing (the "Closing") of the transactions which are the subject of this Agreement will take place at the offices of Rogers & Wells, 200 Park Avenue, New York, New York, at 10:00 A.M. New York City time, on the later of (i) December 11, 1995 or (ii) the third business day after the day on which all the conditions in Paragraphs 5.1(d),
(e), (h) and (i) have been fulfilled (the "Closing Date").

         2.2 THE SELLER'S ACTIONS AT CLOSING. At the Closing, the Seller will deliver to the Buyer the following:

              (a) Bills of sale, or other documents of transfer or assignment which are customary with regard to particular Purchased Assets (together the "Transfer Documents"), sufficient to transfer to the Buyer ownership of all the personal property and the Transferred Inventory included in the Purchased Assets.

              (b) A corporate warranty deed, in proper form for recording in the appropriate recording office, sufficient to transfer to the Buyer ownership of the Bluffton Facility.

              (c) A copy, executed by the Seller, of an agreement (the "Assignment and Assumption Agreement") substantially in the form of Exhibit 2.2-C by which (i) the Seller assigns to the Buyer all of the Seller's rights, and the Buyer assumes all of the Seller's obligations, under all the contracts, agreements or commitments which are Purchased Assets or Assumed Obligations,
(ii) the Buyer assumes all the Assumed Obligations, (iii) the Buyer indemnifies the Seller against any loss, liability or expense because of the Buyer's failure to fulfill any obligations or satisfy any liabilities assumed by the Buyer in the Assignment and Assumption Agreement, and (iv) the Seller indemnifies the Buyer against any loss, liability or expense with regard to any of the Excluded Obligations.

              (d) A copy, executed by UB Investments plc. ("UBI"), of an agreement (the "UBI Assumption Agreement") substantially in the form of Exhibit 2.2-D, by which UBI assumes all the liabilities of the Seller under or relating to this Agreement and the transactions contemplated by it and UBI agrees to fulfill all the obligations of the Seller under this Agreement or any documents delivered in accordance with it which are required to be fulfilled after the Closing (except that the Seller will not be required to deliver the UBI Assumption Agreement to the Buyer at the Closing if it has been delivered to the Buyer before the Closing).

              (e) A document or documents by which the Seller (i) transfers to the Buyer all the patents, patent applications, computer software and know how included in the Purchased Assets, (ii) assigns to the Buyer all the licensee's rights under all the assignable patent, computer software and similar licenses included in the Purchased Assets, and (iii) sublicenses the Buyer to use all the rights the Seller holds under all the patent, computer software and similar licenses included in the Purchased Assets which the Seller may not assign but under which it may grant sublicenses.

              (f) A document or documents by which the Seller transfers the Transferred Trademarks to the Buyer

              (g) Documents by which the Seller transfers to the Buyer all the transferable governmental licenses and permits used by the Seller in connection with the Bluffton Facility.

              (h) A license permitting the Buyer to use without royalty the "Keebler" name and logos on packaging materials included in the Purchased Assets until the earlier of (i) the time the packaging materials are used up, or (ii) nine months after the Closing Date.

              (i) All other documents the Buyer reasonably requests to evidence further the transfer of ownership of specific Purchased Assets to the Buyer.

              (j) A document in which the Seller agrees to execute and deliver to the Buyer in the future any documents the Buyer reasonably requests to evidence further the transfer of ownership of specific Purchased Assets to the Buyer.

         2.3 THE BUYER'S ACTIONS AT CLOSING. At the Closing, the Buyer will deliver the following to the Seller:

              (a) Evidence of a wire transfer of immediately available funds in an amount equal to the Cash Asset Purchase Price to an account which is specified by the Seller at least 24 hours prior to the Closing.

              (b) A copy, executed by the Buyer, of the Assignment and Assumption Agreement.

              (c) A license permitting the Seller to use the Transferred Trademarks anyplace other than in the states listed on Exhibit 2.3-C (the "Territory") on packaging and promotional materials used with regard to salty snack products in Keebler's inventory at the Closing Date other than the Transferred Inventory until the earlier of (i) the time the packaging and promotional materials are used up or (ii) 60 days after the Closing Date.



                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

         3.1 THE SELLER'S REPRESENTATIONS AND WARRANTIES. The Seller represents and warrants to the Buyer as follows:

              (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

              (b) The Seller has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Seller to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by the Seller and is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

              (c) If the consents described on Exhibit 3.1-C are obtained, neither the execution or delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Certificate of Incorporation or by-laws of the Seller, any material agreement or instrument to which the Seller is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Seller.

              (d) When executed and delivered at the Closing, the Assignment and Assumption Agreement will be a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

              (e) The documents described in Paragraphs 2.2(a) through (g) will be sufficient to transfer ownership of all the Purchased Assets to the Buyer, including as to real property fee title, and as to rights under assignable contracts, assignable or sub-licensable license agreements and transferable licenses and permits from governmental authorities, all the Seller's rights under those contracts, license agreements, licenses and permits which are assignable, sub-licensable or transferable.

              (f) The Purchased Assets do not include 50% or more in voting power of the equity of any corporation or other entity.

              (g) No governmental filings, authorizations, approvals, or consents, or other governmental action, other than filings, and the termination or expiration of waiting periods, under the HSR Act, are required to permit the Seller to fulfill all its obligations under this Agreement.

              (h) The Seller has all material licenses and permits from all governmental authorities which are necessary or useful to permit it to operate the business being conducted by the Seller with the Purchased Assets at the date of this Agreement.

              (i) The Seller has operated the Bluffton Facility, and has conducted its business related to products manufactured at the Bluffton Facility, in compliance in all material respects with all applicable laws and regulations of governmental agencies.

              (j) Exhibit 3.1-J is a list of all real property, in addition to the Bluffton Facility, including office space, included in the Purchased Assets, showing as to each property whether it is owned or leased, and, if it is leased, the identity of the lessor and the date of the lease. The Bluffton Facility and all the other real property included in the Purchased Assets is being used by the Seller in conformance in all material respects with all zoning, environmental and other laws and regulations, deed restrictions, covenants and lease provisions applicable to it. The Seller owns fee title to the Bluffton Facility, free and clear of any liens or other encumbrances, except the liens and encumbrances shown on
Exhibit 3.1-J. As to real property which is leased, the Seller has complied in all material respects with the terms of the lease, and no officer of the Seller has been informed by the lessor under any of the leases, or has any other reason to believe, that the lessor has taken, or intends to take, action to terminate the lease.

              (k) On the Closing Date, the Seller will own the Purchased Assets, and when the Purchased Assets are conveyed to the Buyer at the Closing, the Buyer will own the Purchased Assets, (including, but not limited to, the Bluffton Facility and the Transferred Trademarks) free and clear of any liens or encumbrances other than (i) the lien of taxes not yet due or other statutory liens relating to governmental obligations which are not yet due, (ii) liens securing Assumed Obligations which do not interfere with the use of the assets to which they relate for the purposes for which those assets were acquired,
(iii) liens created by the Buyer, and (iv) liens disclosed on Exhibit 3.1-J or 3.1-K, all of which secure obligations relating to the Purchased Assets.


              (l) Exhibit 3.1-L is a complete list of each agreement which will be included in the Assumed Obligations which will require the Buyer to make payments, or under which the Seller expects the Buyer to receive revenues, of more than $50,000 after the Closing Date over the remaining term of the agreement and which cannot be cancelled by the Buyer after the Closing Date without payment of a penalty in excess of $50,000, other than (i) customer purchase orders received in the ordinary course of business and

(ii) purchase orders to suppliers entered into in the ordinary course of business ordering materials which are available from at least several suppliers in quantities consistent with the customary purchasing practices of the Seller. The Seller has fulfilled in all material respects all its obligations under all the agreements listed on Exhibit 3.1-L to which it is a party, no officer of the Seller has been informed by any other party to any of those agreements that the Seller is in default in its obligations under any of those agreements and no officer of the Seller has any other reason to believe that another party to any of those agreements intends to terminate the agreement before its stated termination date. Except as shown on Exhibit 3.1-L, the transactions contemplated by this Agreement will not be a basis for any party to any agreement listed on Exhibit 3.1-L to terminate that agreement or alter the basis on which it will be doing business with the Buyer, as assignee from the Seller, under that agreement.

              (m) Each of the Transferred Trademarks which is a registered trademark, tradename or service mark is a valid trademark, tradename or service mark, as the case may be. Except as disclosed on Exhibit 3.1-M, no officer of the Seller has been informed of any claim that the Seller is using any of the Transferred Trademarks in violation of any trademark or service mark owned by any other person or that any name included in the Transferred Trademarks is confusingly similar to that of any other person.

              (n) Exhibit 3.1-N is a complete list of all patents, patent applications and patent licenses which are included in the Purchased Assets. Except as shown on Exhibit 3.1-N, the Seller has the right to assign each patent, patent application and patent license listed on
Exhibit 3.1-N which is owned or otherwise held by the Seller to the Buyer without the consent of any other person.

              (o) Except as shown on Exhibit 3.1-O, (i) no tax lien has been filed by any taxing authority against any of the Purchased Assets, (ii) the Seller has not participated in or cooperated with an international boycott as that term is used in Section 999 of the Internal Revenue Code of 1986, as amended (the "Code") and (iii) the Seller has not filed a consent pursuant to
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Seller and included in the Purchased Assets.

              (p) The Buyer will not at any time have any liability or responsibility for any legally mandated continuation of health care coverage, or for compliance with any related requirements, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as a result of any qualifying event occurring under any group health plan of the Seller or any entity aggregated with the Seller under section 414(b), (c), (m) or (o) of the Code. Buyer will not have any liability, as a successor employer by virtue of the transactions contemplated hereby, to or under any multiemployer plan, as that term is defined in section 3(37) of ERISA, on account of the participation in such plan by the Seller or any entity aggregated with the Seller under section 414(b), (c), (m) or (o) of the Code.

              (q) Except as shown on Exhibit 3.1-Q, the Seller has not received any notices of material noncompliance or material liability under any Federal, state or local environmental laws or regulations relating to real property owned or leased by the Seller which is included in the Purchased Assets.

              (r)  All items of inventory included in the Purchased Assets are
(i) of good and standard quality, (ii) in the case of raw materials, useable in the normal process of producing finished products being produced by Seller,
(iii) in the case of finished products, fit for the purpose for which they were made and saleable in the ordinary course of business, (iv) in the case of products manufactured with respect to particular customer purchase orders, of such specification and in quantities which correspond to the customer orders to which they relate, (v) in the case of packing materials, in usable condition and complying with any applicable legal requirements, and (vi) contain no obsolete or surplus items.

              (s) All the equipment included in the Purchased Assets is in good repair and condition, except to the extent of normal wear and tear.

         3.2 THE BUYER'S REPRESENTATIONS AND WARRANTIES. The Buyer represents and warrants to the Seller as follows:

              (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

              (b) The Buyer has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Buyer to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by the Buyer and is a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

              (c) Neither the execution and delivery of this Agreement or any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or by-laws of the Buyer, any agreement or instrument to which the Buyer is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Buyer.

              (d) When executed and delivered at the Closing, the Assignment and Assumption Agreement will be a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

              (e) No governmental filings, authorizations, approvals or consents, or other governmental action, are required to permit the Buyer to fulfill all its obligations under this Agreement.

         3.3 REMEDY FOR BREACHES OF REPRESENTATIONS AND WARRANTIES. The indemnifications in Paragraphs 8.1 and 8.2 will be the only remedies available to the Buyer or the Seller after the Closing for breaches of representations or warranties contained in Paragraph 3.1 or 3.2. Any claim for indemnification must be made as provided in Paragraph 8.3.



                                      ARTICLE IV

                             ACTIONS PRIOR TO THE CLOSING

         4.1 ACTIVITIES UNTIL CLOSING DATE. From the date of this Agreement to the Closing Date, the Seller will, except with the written consent of the
Buyer:

              (a) Take all reasonable steps available to it to maintain the continued employment of the employees who are employed at the Bluffton Facility and the other employees listed on Exhibit 6.1 in spite of the fact that the Bluffton Facility may be closed for some or all of the period between the date of this Agreement and the Closing Date, provided that nothing in this paragraph will require the Seller to pay salaries to, or otherwise compensate, employees while they are not working.

              (b) At its expense, maintain all the Purchased Assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

              (c) Not enter into any contractual commitments related to the Purchased Assets involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, which will be Assumed Obligations, except in each case in the ordinary course of business or as expressly contemplated by this Agreement.

              (d) Notify the Buyer before making any commitment for a capital expenditure at the Bluffton Facility in excess of $100,000, even if the capital expenditure is permitted by subparagraph (d).

              (e) Comply in all material respects with all applicable laws and regulations of governmental agencies relating to the Purchased Assets.

              (f) Not sell, dispose of or encumber any Purchased Assets, except in each case in the ordinary course of business.

              (g) Not adopt, or become an employer with regard to, any new employee compensation, employee benefit or post-employment benefit plan in which employees employed at the Bluffton Facility or listed on Exhibit 6.1 will participate.

              (h) Carry such insurance against fire, personal injury liability and other hazards with respect to the Purchased Assets as is consistent with past practice.

              (i) Notify the Buyer in writing promptly of any occurrence or state of facts which will result in any of the representations and warranties of Seller hereunder not being true and correct if restated as of the Closing Date.

         4.2 THE SELLER'S EFFORTS TO FULFILL CONDITIONS. The Seller will use its best efforts to cause all the conditions set forth in Paragraph 5.1 to be fulfilled prior to or at the Closing.

         4.3 THE BUYER'S EFFORTS TO FULFILL CONDITIONS. The Buyer will use its best efforts to cause all the conditions contained in Paragraph 5.2 to be fulfilled prior to or at the Closing, including as to the conditions contained in Paragraphs 5.1(h) and (i), being willing to enter into agreements containing terms reasonably requested by the other parties to those agreements.

         4.4 INSURANCE PROCEEDS. If any of the Purchased Assets are damaged by fire or other unavoidable casualty between the date of this Agreement and the Closing Date and the Seller receives any insurance proceeds as a result of the damage, the Seller will either (i) apply the insurance proceeds to repair the damage or (ii) at the later of the Closing Date or the date when the insurance proceeds are received, pay the insurance proceeds to the Buyer (except to the extent, if any, that the insurance proceeds exceed the cost of repairing the damage).



                                      ARTICLE V

                           CONDITIONS PRECEDENT TO CLOSING

         5.1 CONDITIONS TO THE BUYER'S OBLIGATIONS. The obligations of the Buyer at the Closing are subject to satisfaction of the following conditions (any or all of which may be waived by the Buyer):

              (a) The representations and warranties of the Seller contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects at the Closing Date with the same effect as though made on that date, and the Seller will have delivered to the Buyer a certificate dated that date and signed by the President or a Vice President of the Seller to that effect.

              (b) The Seller will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing.

              (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Buyer from completing the transactions which are the subject of this Agreement.

              (d) The Buyer will have received a commitment from Ticor Title Insurance Company or another nationally recognized title insurance company selected by the Buyer and approved by the Seller to issue an ALTA Owners Policy insuring title to the Bluffton Facility subject only to the encumbrances shown on Exhibit 3.1-J.

              (e)  The Closing Date will be not later than December 31, 1995.

              (f) There shall not have been a material adverse change in any of the Purchased Assets or employee, supplier or customer relations, relating to the activities of the Seller at the Bluffton Facility since the date hereof, except as a result of events described in Paragraph 4.1(a) or as a result of the closing of the Bluffton Facility for some or all of the period between the date of this Agreement and the Closing Date.

              (g) Financing reasonably acceptable to Buyer for completion of the transactions contemplated hereby shall have been obtained and the proceeds thereof shall be available to the Buyer for use on the Closing Date.

              (h) Keebler and the Buyer will have entered into an agreement (the "Transition Agreement") relating to (x) Keebler's providing during a transition period after the Closing Date data processing and other services to the Buyer with regard to the Bluffton Facility and the business conducted by the Buyer at, or with regard to products manufactured at, the Bluffton Facility, (y) Keebler's distributing during a transition period after the Closing Date through Keebler's grocery store door delivery system products manufactured by the Buyer at the Bluffton Facility, and (z) the Buyer distributing during a transition period after the Closing Date cookies and crackers manufactured by the Seller through the convenience store door delivery system acquired by the Buyer under this Agreement.

              (i)(x) The Buyer will not have notified the Seller on or before November 29, 1995 that due diligence performed by the Buyer between the date of this Agreement and the date of the notice has disclosed material contingent liabilities or any other material facts or circumstances which the Buyer reasonably believes materially reduce the value of the Purchased Assets, specifying in reasonable detail the nature of the contingent liabilities or other material facts or circumstances, and that therefore the Buyer wishes to terminate this Agreement, or (y) if the Buyer has given such a notice on or before November 29, 1995, the Seller will have agreed to indemnify the Buyer against the contingent liabilities, or the effects of the other material facts or circumstances specified in the notice.

         5.2 CONDITIONS TO THE SELLER'S OBLIGATIONS. The obligations of the Seller at the Closing are subject to the following conditions (any or all of which may be waived by the Seller):

              (a) The representations and warranties of the Buyer contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects at the Closing Date with the same effect as though made on that date, and the Buyer will have delivered to the Seller a certificate dated that date and signed by the President or a Vice President of the Buyer to that effect.

              (b) The Buyer will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing.

              (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Seller from completing the transactions which are the subject of this Agreement.

              (d)  The Closing Date will be not later than December 31, 1995.

                                      ARTICLE VI

                                      EMPLOYEES

         6.1 OFFER OF EMPLOYMENT TO THE SELLER'S EMPLOYEES. The Buyer will offer employment after the Buyer acquires the Purchased Assets to at least 75% of the employees described in Item 1 of Exhibit 6.1 (the Bluffton Facility employees) and at least 75% of the employees described in Item 2 of Exhibit 6.1 (the Route Sales employees), in each case, who continue to be employed by the Seller on the Closing Date, including persons who are on temporary layoff during some or all of the period between the date of this Agreement and the Closing Date.

         No later than five days prior to the Closing Date, the Buyer will deliver to the Seller a list identifying by name each of the employees of the Seller that the Buyer will hire after the Buyer acquires the Purchased Assets.

         6.2 RETIREMENT BENEFITS. The Buyer will provide pension or other retirement benefits to employees of the Seller who become employees of the Buyer or an affiliate as a result of the Closing ("Keebler Transferred Employees") which are at least as great as the benefits which are provided by the Buyer to other employees performing functions, and with service tenures, comparable to those of the respective Keebler Transferred Employees.

         6.3 CHANGE OF CONTROL POLICIES. Immediately after the Closing, the Buyer will adopt with regard to each Keebler Transferred Employee as to whom there was an applicable Keebler Change of Control Policy (copies of which have been provided to the Buyer), an identical Change of Control Policy of the Buyer with respect to the change of control effected by the transactions which are the subject of this Agreement, and the Buyer will maintain that Policy in effect and unamended at least for the period provided in the Policy.

                                     ARTICLE VII

                                     TERMINATION

         7.1 RIGHT TO TERMINATE. This Agreement may be terminated at any time prior to the Closing:

              (a)  By mutual consent of the Buyer and the Seller.


              (b) By either the Buyer or the Seller if, without fault of the terminating party, the Closing does not occur on or before December 31, 1995.

              (c) By the Buyer if (i) it is determined that any of the representations or warranties of the Seller contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement (other than with regard to a matter as to which the Seller can be required under Paragraph 8.4, 8.5 or 8.6 to bear the cost) or (ii) any of the conditions in Paragraph 5.1 is not satisfied or waived by the Buyer prior to or on the Closing Date.

              (d) By the Seller if (i) it is determined that any of the representations or warranties of the Buyer contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or
(ii) any of the conditions in Paragraph 5.2 is not satisfied or waived by the Seller prior to or on the Closing Date.

         7.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Paragraph 7.1, after this Agreement is terminated, neither the Buyer nor the Seller will have any further rights or obligations under this Agreement, except that if the Buyer asked the Seller to install the equipment listed on
Exhibit 11.2 in the Bluffton Facility and the Seller did so, if this Agreement is terminated by the Buyer because of the failure of a condition in Paragraph 5.1, within 3 business days after the date on which this Agreement terminates, the Buyer will pay the Seller $400,000 to reimburse the Seller for the costs of moving and installing that equipment and to compensate the Seller for having done so. Nothing contained in this Paragraph will, however, relieve any party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

                                     ARTICLE VIII

                                   INDEMNIFICATION

         8.1 INDEMNIFICATION AGAINST LOSS DUE TO INACCURACIES IN THE SELLER'S REPRESENTATIONS AND WARRANTIES. The Seller indemnifies the Buyer against, and agrees to hold the Buyer harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred directly or indirectly because (i) any matter which is the subject of a representation or warranty contained in Paragraph 3.1 is not as represented or warranted (but only to the extent of the amount, if any, by which the losses, liabilities and expenses, computed as provided in Paragraph 8.7, with respect to matters which are the subject of the indemnities clause (i) of Paragraph 8.1 (i.e., because matters which are the subject of representations or warranties contained in Paragraph 3.1 are not as represented or warranted) exceed in total $100,000; PROVIDED, that that threshold shall not apply with respect to indemnities under any provision of this Agreement other than this clause (i) of Paragraph 8.1 (whether or not the cause of an indemnity under another provision of this Agreement also constitutes a breach of representations or warranties contained in Paragraph 3.1) or (ii) the Seller fails to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement which is required to be fulfilled after the Closing.

         8.2 INDEMNIFICATION AGAINST LOSS DUE TO INACCURACIES IN THE BUYER'S REPRESENTATIONS AND WARRANTIES. The Buyer indemnifies the Seller against, and agrees to hold the Seller harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred directly or indirectly because (i) any matter which is the subject of a representation or warranty contained in Paragraph 3.2 is not as represented or warranted, or (ii) the Buyer fails to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement which is required to be fulfilled after the Closing.

         8.3 LIMIT ON CLAIMS REGARDING REPRESENTATIONS AND WARRANTIES. Notwithstanding any right of Buyer to investigate fully the affairs of Seller and its business, and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Seller contained in this agreement or in any certificate delivered pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder and (i) with respect to Environmental Claims (as defined below), such representations, warranties, covenants and agreements shall survive for a period of four years after the Closing Date, (ii) with respect to Title Claims (as defined below) such representations, warranties, covenants and agreements shall survive indefinitely, and (iii) with respect to General Claims (as defined below), such representations, warranties, covenants and agreements shall survive for a period of eighteen months after the Closing Date. As used in this Agreement, the following terms have the following meanings:

                     (i) "General Claim" means any claim hereunder whether for indemnification or otherwise (other than a Title Claim or Environmental Claim) based upon, arising out of or otherwise in respect of any material inaccuracy or omission in or any breach of any material representation, warranty, covenant or agreement of Seller contained in this Agreement.

                    (ii) "Environmental Claim" means any claim hereunder whether for indemnification or otherwise based upon, arising out of or otherwise in respect of (i) any material inaccuracy or omission in or any breach of any material representation, warranty, covenant or agreement of Seller contained in Section 3.1(p), or
    (ii) environmental remediation under Section 8.4 hereof or (iii) otherwise arising out of an environmental matter.

                   (iii) "Title Claim" means any claim hereunder whether for indemnification or otherwise based upon, arising out of or otherwise in respect of any material inaccuracy or omission in or any breach of any material representation, warranty, covenant or agreement of Seller contained in Section 3.1(j) or otherwise concerning Buyer's right, title and interest in and to the Purchased Assets.

         The indemnification in Paragraph 8.1 or 8.2, as the case may be, will be the sole remedy of the Buyer or the Seller if any matter which is the subject of a representation or warranty contained in Paragraph 3.1 or 3.2 is not as represented or warranted. Any claim for that indemnification must be made not later than the end of the period during which the applicable representation or warranty survives, as provided above, or, as to representations or warranties of the Buyer, within eighteen months after the Closing Date, in a written notification to the party from which indemnification is sought which describes in reasonable detail the nature of the claim and the facts on which it is based. Neither the Seller nor the Buyer will have any liability because any matter which is the subject of a representation or warranty contained in Paragraph 3.1 or 3.2 is not as represented or warranted unless it is described in a notification given as provided in this Paragraph.

         8.4 REMEDIATION OF ENVIRONMENTAL VIOLATIONS INVOLVING PURCHASED ASSETS. If, prior to the expiration of the period in which an Environmental Claim may be made as provided in Section 8.3 above, the Buyer notifies the Seller of any condition with regard to the Bluffton Facility or any real property listed on Exhibit 3.1-J, or which is the subject of a lease included in the Assumed Obligations, which (i) violates any Federal, state or local law or regulation relating to the environment (describing in reasonable detail the nature of the condition and the laws and regulations which it violates), (ii) if the real property is occupied under a lease, the Buyer, as assignee of the lessee's obligations with regard to that real property, is required to remediate at its cost (describing in reasonable detail the provisions of the lease, or applicable law, which require the lessee to remediate the condition and bear the cost of the remediation), and (iii) cannot be identified as having resulted primarily from acts or activities after the Closing Date, the Seller will reimburse the Buyer for the reasonable cost of remediating that condition to the extent (x) necessary to eliminate the violation of laws or regulations and (y) if the real property is occupied under a lease, the cost is not borne or reimbursed by the owner of the real property. For the purposes of this Paragraph 8.4, the cost of remediating a condition will be the full cost of the remediation, including costs of investigations, studies, tests or similar items (except that costs of investigations, studies, tests or similar items will not be included as costs of remediation to the extent they exceed the costs of the remediation itself). The Seller will not have any liability or obligation because of any condition which violates any Federal, state or local law or regulation relating to the environment other than as provided in this Paragraph, and the Buyer indemnifies the Seller, and agrees to hold the Seller harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred directly or indirectly because of any claim that any condition on any real property listed on Exhibit 3.1-J violates any Federal, state or local law relating to the environment, except to the extent the Seller is required by this Paragraph to remediate that condition.

         8.5  THE SELLER'S INDEMNIFICATION AGAINST PRODUCT LIABILITY CLAIMS.
The Seller indemnifies the Buyer against, and agrees to hold the Buyer harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) arising from claims of any type (including, but not limited to, claims for negligence, claims for breach of warranty or claims that any product shipped or delivered by the Seller when such product was shipped or delivered by the Seller was (i) adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended by Public Law 85-929, approved and effective September 6, 1958, to the extent such Act was then effective and applicable, or (ii) adulterated or misbranded within the meaning of any identical or substantially similar state law on the subject, to the extent such law was then effective and applicable) which relate to injury or damage alleged to have been caused by products shipped by the Seller on or before the Closing Date.

         8.6 SELLER'S INDEMNIFICATION FOR LIABILITIES NOT ASSUMED. The Seller indemnifies the Buyer against, and agrees to hold the Buyer harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and reasonable fees of investigation) incurred directly or indirectly because of any liability or obligation of the Seller which is not assumed by the Buyer in the Assignment and Assumption Agreement.

         8.7 COMPUTATION OF LOSS. Whenever the Buyer or the Seller (the "Indemnifying Party") is required to indemnify the other (the "Indemnified Party") against, and hold the Indemnified Party harmless from, any item of loss, liability or expense, the Indemnifying Party will pay the Indemnified Party the sum which, after payment by the Indemnified Party of all Federal (but not state or local) income taxes resulting from the payment, will equal (i) the amount of the loss, liability or expense minus (ii) any insurance proceeds or other recoveries from third persons to which the Indemnified Party is entitled with regard to the event or condition which resulted in the loss, liability or expense. For the purpose of the computation under this Paragraph, it will be conclusively presumed that the Indemnified Party pays Federal income taxes at the maximum Federal corporate income tax rate

(including, as to items taxed as long or short term capital gains, the maximum rate applicable to that type of capital gains).

         8.8 SELLER'S REIMBURSEMENT FOR ADDITIONAL COSTS OF CHANGE OF CONTROL POLICY. The Seller will reimburse the Buyer for any amount which the Buyer is required to pay as separation pay or any fringe or other benefit expense the Buyer incurs with respect to any Keebler Transferred Employee due to a Change of Control Policy adopted by the Buyer as required under Section 6.3 as a result of a termination of employment within one year after the Closing Date to the extent, but only to the extent, such payment under the Change of Control Policy exceeds the amount the employee would have received under Paragraphs 8 and 9 of the Keebler Company Separation Pay/Benefits Policy if it had been applicable to the termination of employment, taking into effect with respect to each Keebler Transferred Employee the service of such employee before and after the Closing Date.



                                      ARTICLE IX

                               EFFECT OF REORGANIZATION

         9.1  CHANGES OF OWNERSHIP.

         (a) UB Investments (Netherlands) BV ("UBBV"), the indirect sole shareholder of the Seller, is a party to a Stock Purchase Agreement dated November 5, 1995 (the "INFLO Agreement") with INFLO Holdings Corporation, under which it is a condition to the closing, which UBBV has agreed to use its best efforts to fulfill, that the Seller will have disposed of, among other things, the Bluffton Facility and the activities conducted at it. If the date for the closing under the INFLO Agreement (the "INFLO Closing Date") is before the Closing Date, prior to the INFLO Closing Date, the Seller will sell or otherwise transfer the Purchased Assets to a newly formed directly or indirectly wholly owned subsidiary of UBBV (the "Keebler Snack Assets Company").

         (b) If prior to the Closing Date, (i) the Seller notifies the Buyer that it has transferred the Purchased Assets to the Keebler Snack Assets Company and (ii) the Seller delivers to the Buyer an agreement of the Keebler Snack Assets Company to be bound by all the provisions of this Agreement which are applicable to the Seller to the same extent the Seller is bound by those provisions (x) all the references in this Agreement to the Seller will be deemed to be references to the Keebler Snack Assets Company (except that the references to the Seller in Paragraph 11.4(c) will be deemed to include both the Seller and the Keebler Snack Assets Company), (y) all the rights and obligations of the Seller under this Agreement will become rights and obligations of the Keebler Snack Assets Company, and (z) the Seller will have no further rights or obligations under this Agreement.



                                      ARTICLE X

                                  ABSENCE OF BROKERS

         10.1 REPRESENTATIONS AND WARRANTIES REGARDING BROKERS AND OTHERS. The Buyer represents and warrants to the Seller, and the Seller represents and warrants to the Buyer, that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement, except that Morgan Stanley & Co. Incorporated acted as financial advisor to the Seller. All fees of Morgan Stanley & Co. Incorporated will be paid by the Seller. The Buyer indemnifies the Seller, and the Seller indemnifies the Buyer, against, and agrees or agree to hold the others or other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the or an indemnifying party in connection with the transactions which are the subject of this Agreement.



                                      ARTICLE XI

                                       GENERAL

         11.1 EXPENSES. The Buyer and the Seller will each pay its own expenses in connection with the transactions which are the subject of this Agreement, including legal fees. The Buyer will pay 50%, and the Seller will pay 50%, of the 1.2% Indiana gross income tax relating to the sale of the Bluffton Facility and of any other sales, recording or similar taxes relating to the transactions which are the subject of this Agreement.

         11.2 INSTALLATION OF EQUIPMENT. If the Buyer requests the Seller to install the equipment listed on Exhibit 11.2 at the Bluffton Facility, the Seller will do so, at the Seller's cost, and that equipment, when installed, will be operational.

         11.3 RIGHTS OUTSIDE THE UNITED STATES. As part of this Agreement, the Seller is assigning to the Buyer all of its rights and obligations under the License Agreement, effective as of March 1, 1985, between the Seller and Miles J. Willard, an individual (the "Willard License Agreement"). The Buyer agrees that for so long as the Buyer uses the Licensed Patents (as that term is defined in the Willard License Agreement) the Buyer will not pursue any arrangement for the manufacture and/or sale of Licensed Products (as that term is defined in the Willard License Agreement) outside the United States and its territories, except with the prior written consent of UBI. The Buyer further agrees that UBI and any of its affiliates or subsidiaries may pursue an arrangement for the use of the Licensed Patents and the manufacture and/or sale of Licensed Products outside the United States and its territories. To the extent permitted by the Willard License Agreement, sales by UBI, its affiliates or subsidiaries of Licensed Products and sales by the Buyer of Licensed Products, will be aggregated to satisfy any minimum sales volume requirements under the Willard License Agreement.

         11.4 EFFORTS TO OBTAIN CONSENTS. If any required consents or approvals for assignments of any contracts, agreements or commitments, or any assignable governmental or other licenses or permits, included in the Purchased Assets or the Assumed Obligations are not obtained by the Closing Date, (a) the Seller and the Buyer will each use its best efforts to obtain the consents or approvals (or waivers of the need for the consents or approvals) as promptly as practicable after the Closing Date, and (b) until the required consents or approvals are obtained, (i) the assignments of the applicable contracts, agreements, commitments, licenses or per-mits will not take place, (ii) the Seller will cooperate in all reasonable ways, whether by subcontracting, subleasing or sublicensing, or otherwise, to provide the Buyer with the benefits of the contracts, agreements, commitments, licenses or permits and to enforce, for the Buyer's benefit (and at the Buyer's expense), any rights the Seller may have under any of the contracts, agreements, commitments, licenses or permits which the Buyer wishes to enforce and (iii) the Buyer will fulfill, or will reimburse the Seller for the costs the Buyer would have incurred if it had fulfilled, all the Seller's obligations under all the contracts, agreements, commitments, licenses and permits the benefits of which are provided to the Buyer.

         11.5 WAIVER OF BULK TRANSFER LAW COMPLIANCE. The Buyer waives compliance by the Seller with the provisions of any so-called bulk transfer law of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer. The Seller indemnifies the Buyer against, and agrees to hold the Buyer harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) resulting from the Buyer's not complying with so-called bulk transfer laws.

         11.6 ACCESS TO PROPERTIES, BOOKS AND RECORDS.

              (a) From the date of this Agreement until the Closing Date, the Seller will give representatives of the Buyer access to the properties included in the Purchased Assets and to the Seller's books and records relating to the Purchased Assets and the business done with them, and to the Assumed Obligations. In addition, not later than November 27, 1995, the Seller will give the Buyer (i) a list of the twenty largest (in dollar volume) customers for products manufactured at the Bluffton Facility, (ii) a list of the twenty largest (in dollar volume) suppliers of raw materials used at the Bluffton Facility, (iii) a description of the Seller's programs for maintenance of the real estate and the machinery and equipment at the Bluffton Facility and (iv) copies of the Seller's material insurance policies with respect to the Purchased Assets. Until completion of the transactions which are to take place at the Closing, the Buyer will, and will cause its representatives to, hold all information it receives as a result of its access to properties, books and records of the Seller in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to the Buyer from a third party which, insofar as the Buyer is aware, is not under an obligation to the Seller to keep the information confidential,
(iii) was known to the Buyer before it was made available to the Buyer or its representative by the Seller, or (iv) otherwise is independently developed by the Buyer. If this Agreement is terminated prior to completion of the transactions which are to take place at the Closing, the Buyer will, at the Seller's request, deliver to the Seller all documents and other material obtained by the Buyer from the Seller in connection with the transactions which are the subject of this Agreement or evidence that material has been destroyed by the Buyer.

                   (b) After the Closing, the Buyer will provide the Seller with access to the books and records included in the Purchased Assets, and to knowledgeable personnel of the Buyer, during normal business hours in connection with the preparation of financial statements by the Seller, the preparation of tax returns by the Seller and audits of tax returns filed by the Seller.

                   (c) After the Closing, the Seller will, and will cause its affiliates to, provide the Buyer with access to its books and records relating to the Purchased Assets and the Assumed Obligations.

         11.7 PRESS RELEASES. The Buyer and the Seller will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and neither of them will issue any press releases or make open public statements to which the other of them has reasonbly objected, except that nothing in this Paragraph will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities trading system on which securities of that party or an affiliate are traded.

         11.8 ENTIRE AGREEMENT. This Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement between the Buyer and the Seller relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Buyer and the Seller are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

         11.9 CAPTIONS. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

         11.10     ASSIGNMENTS.

                   (a) Neither this Agreement nor any right of any party under it may be assigned, except (i) as provided in subparagraph (b), and (ii) that the Buyer may assign its rights and obligations under this Agreement to a corporation which is majority owned by the Buyer or by persons or entities which own a majority of the outstanding stock of the Buyer, if the Buyer unconditionally guarantees that the corporation to which the Buyer's rights and obligations are assigned will perform fully all the Buyer's or the corporation's obligations under this Agreement, the Assignment and Assumption Agreement and any other agreements entered into by the corporation in accordance with this Agreement.

                   (b) If UBI executes and delivers the UBI Assumption Agreement to the Buyer at any time (whether before or after the Closing), when the UBI Assumption Agreement is delivered to the Buyer, (i) all the rights of the Seller under this Agreement relating to periods after the Closing will become rights of UBI, and (ii) effective immediately following the Closing, the Seller will be relieved of, and released from, all liabilities and obligations under this Agreement and all documents delivered in accordance with this Agreement, including but not limited to liabilities and obligations under or with regard to Paragraph 3.1 and Article VIII, other than obligations under Paragraph 11.5(c) and obligations under the Transition Agreement.

         11.11 NOTICES AND OTHER COMMUNICATIONS. Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by first class mail from within the United States of America, or delivered by a recognized overnight courier service to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

         If to the Seller:

              United Biscuits (Holdings) p.l.c.
              Church Road
              West Drayton
              Middlesex, UB7 7PR
              England
              Facsimile No.: 44-1-895-43-2028
              Attention:  Alan Frew

              with a copy to:

              Rogers & Wells
              200 Park Avenue
              New York, New York  10166
              Facsimile No.:  (212) 878-8375
              Attention:  David W. Bernstein

         If to the Buyer:

              Kelly Food Products, Inc.
              1111 West 22nd Street
              Suite 640
              Oakbrook, Illinois 60521
              Facsimile No.: (708) 575-0295
              Attention: Dave Blue

              with a copy to:

              Katten, Muchin & Zavis
              525 W. Monroe Street
              Suite 1600
              Chicago, IL 60661-3693
              Facsimile No.: (312) 902-5523
              Attn: Richard E. Ginsberg


    11.12     GOVERNING LAW.

              (a) This Agreement will be governed by, and construed under, the laws of the State of Illinois in the United States of America relating to contracts made and to be performed in that state.

              (b) The Seller and the Buyer each agrees that any action or proceeding relating to this Agreement or the transactions contemplated by it may be brought in any Federal or state court sitting in the State of Illinois in the United States of America and each of them (i) consents to the jurisdiction of each of those courts in any such action or proceeding, (ii) agrees not to seek to have the venue of any such action or proceeding changed because of inconvenience of the forum or otherwise (except that nothing in this Paragraph will prevent a party from removing an action from a state court to a Federal court sitting in that state), and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

    11.13 AMENDMENTS. This Agreement may be amended only by a document in writing signed by both the Buyer and the Seller.

    11.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the Buyer and the Seller have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                             KEEBLER COMPANY



                             By:
                                --------------------------------
                                  Title:


                             KELLY FOOD PRODUCTS, INC.


                             By:
                                --------------------------------
                                  Title: